Exhibit 99.2

Press Release

CONTACT:

Jon Kathol

Primo Water

Tel: (813) 313-1732

jkathol@primowater.com

PRIMO WATER CORPORATION ANNOUNCES PRICING OF $750 MILLION OF SENIOR NOTES

TAMPA, FL – April 21, 2021 – Primo Water Corporation (NYSE: PRMW; TSX: PRMW) (the “Company” or “Primo”), today announced that its wholly owned subsidiary, Primo Water Holdings Inc. (the “Issuer”), priced the previously announced private placement offering of $750 million in aggregate principal amount of senior notes (the “Notes”). The Notes will mature on April 30, 2029 and interest on the Notes will accrue and be payable semi-annually in arrears on April 30 and October 31 of each year, commencing on October 31, 2021 at the rate of 4.375% per annum. The settlement of the Notes is anticipated to occur on or about April 30, 2021, subject to customary closing conditions. The Notes will be guaranteed by Primo and certain of its existing subsidiaries that are obligors under the Company’s senior secured credit facility, 5.50% Senior Notes due 2025 (the “2025 Notes”) and 3.875% Senior Notes due 2028.

The net proceeds from this offering, together with cash on hand, will be used to redeem all of Primo’s outstanding 2025 Notes and to pay the related premium, fees and expenses (the “Redemption”).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes and the related guarantees were offered, by the initial purchasers, only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in accordance with Regulation S under the Securities Act and other applicable laws. This press release does not constitute a notice of redemption of the 2025 Notes. The Notes may be offered and sold in Canada on a private placement basis in certain provinces to accredited investors in reliance on available exemptions from the prospectus requirement of applicable Canadian securities laws.

Press Release

ABOUT PRIMO WATER CORPORATION

Primo Water Corporation is a leading pure-play water solutions provider in North America, Europe and Israel and generates approximately $2.0 billion in annual revenue. Primo operates largely under a recurring razor/razorblade revenue model. The razor in Primo’s revenue model is its industry leading line-up of sleek and innovative water dispensers, which are sold through major retailers and online at various price points or leased to customers. The dispensers help increase household penetration which drives recurring purchases of Primo’s razorblade offering. Primo’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo delivers sustainable hydration solutions across its 21-country footprint direct to the customer’s door, whether at home or to commercial businesses. Through its Water Exchange and Water Refill businesses, Primo offers pre-filled and reusable containers at over 13,000 locations and water refill units at approximately 22,000 locations, respectively. Primo also offers water filtration units across its 21-country footprint representing a top five position.

Primo’s water solutions expand consumer access to purified, spring and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America as well as with Watercoolers Europe (WE), which ensure strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Primo is headquartered in Tampa, Florida (USA).

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Such statements convey management’s expectations as to the future based on plans, estimates and projections at the time Primo makes the statements. Forward-looking statements involve inherent risks and uncertainties and Primo cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. The forward-looking statements in this press release include, but are not limited to, statements related to the Issuer’s intention to offer the Notes, the principal amount and maturity date of the Notes and the Issuer’s use of the net proceeds therefrom. The forward-looking statements are based on assumptions regarding the ability and time necessary to satisfy the conditions to the closing of the Notes Offering and the consummation of the Redemption, and management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to the risk factors contained in Primo’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. Primo does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Press Release

*******************

This document is not an offer to sell or a solicitation of an offer to purchase securities in the United States, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes may not be sold in the United States unless they are registered under the Securities Act or are exempt from registration. The offering of Notes described in this announcement and any related guarantees has not been and will not be registered under the Securities Act, and accordingly any offer or sale of Notes and such guarantees may be made only in a transaction exempt from the registration requirements of the Securities Act.

3